Exhibit 5.1

[Letterhead]

November 12, 2021

Otis Worldwide Corporation

One Carrier Place

Farmington, Connecticut 06032

Highland Holdings S.à r.l.

6, rue Jean Monnet

L-2180  Luxembourg

R.C.S. Luxembourg:  B 237108

Re: Otis Worldwide Corporation Current Report on Form 8-K filed on November 12, 2021

Ladies and Gentlemen:

We have acted as special outside counsel to Otis Worldwide Corporation, a Delaware corporation (the “Company”), and to Highland Holdings S.à r.l. (the “Issuer”), a private limited liability company (société à responsabilité limitée), incorporated under the laws of the Grand Duchy of Luxembourg and a wholly-owned indirect subsidiary of the Company, the Issuer, in connection with the sale by the Issuer to the Underwriters (as defined below) pursuant to the Underwriting Agreement, dated November 4, 2021 (the “Underwriting Agreement”) among the Company, the Issuer and the Underwriters listed in Schedule A of the Underwriting Agreement (the “Underwriters”), pursuant to the Registration Statement on Form S-3ASR (File No. 333-240269) (the “Shelf Registration Statement”), as amended on October 26, 2021 by Post-Effective Amendment NO. 1 (the “POSASR”, and together with the Shelf Registration Statement, the “Registration Statement”) of €500,000,000 aggregate principal amount of its 0.000% Notes due 2023 (the “2023 Notes”), €600,000,000 aggregate principal amount of its 0.318% Notes due 2026 (the “2026 Notes”) and €500,000,000 aggregate principal amount of its 0.934% Notes due 2031 (the “2031 Notes” and, together with the 2023 Notes and the 2026 Notes, the “Notes”), to be issued under the Indenture dated as of November 12, 2021 (the “Base Indenture”), as supplemented by the Supplemental Indenture No. 1, dated as of November 12, 2021 (the “Supplemental Indenture”, and the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”), in each case among the Company, the Issuer and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Indenture provides that the Notes are to be guaranteed by the Company (the “Guarantees”).

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of the Company, the Issuer and public officials and other instruments as we have deemed necessary or appropriate for the purposes of this letter, including (a) the Registration Statement; (b) the prospectus, dated October 26, 2021, included in the POSASR, but excluding the documents incorporated therein (the “Base Prospectus”); (c) the Preliminary Prospectus Supplement, dated October 26, 2021, as filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(2) under the Securities Act of 1933 (the “Act”), but excluding the documents incorporated by reference therein (together with the Base Prospectus, the “Pricing Prospectus”); (d) the final term sheet, dated November 4, 2021, as filed with the Commission pursuant to Rule 433 under the Act; (e) the Prospectus Supplement, dated November 4, 2021, as filed with the Commission pursuant to Rule 424(b)(2) under the Act, but excluding the documents incorporated by reference therein (together with the Base Prospectus, the “Final Prospectus”); (f) a copy of the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) and a copy of the Amended and Restated Bylaws of the Company (the “Bylaws”), each as set forth in the certificate of the Assistant Secretary of the Company, dated as of November 12, 2021; (g) the Indenture; (h) a copy of the Global Note (CUSIP No. L47988 AA5 (2023 Notes)), represented by Certificate No. 001, dated as of November 12, 2021; (i) a copy of the Global Note (CUSIP No. L47988 AB3 (2026 Notes)), represented by Certificate No. 001, dated as of November 12, 2021; (j) a copy of the Global Note (CUSIP No. L47988 AC1 (2031 Notes)), represented by Certificate No. 001, dated as of November 12, 2021; (k) an executed copy of the Underwriting Agreement; (l) resolutions of the Board of Directors of the Company relating to the issuance of the Notes; and (m) copies of the Guarantees of each series of Notes. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed; (iv) Registration Statement is effective under the Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended; (iv) all Notes will be issued and sold in compliance with applicable foreign, U.S. federal and state securities laws and in the manner stated in the Registration Statement and the Final Prospectus; and (v) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Underwriters. We also have assumed that the terms of the Notes and Guarantees have been established so as not to, and that the execution and delivery by the parties thereto and the performance of such parties’ obligations under the Notes and the Guarantees will not, breach, contravene, violate, conflict with or constitute a default under (1) any law, rule or regulation to which any party thereto is subject (excepting the laws of the State of New York, the General Corporation Law of the State of Delaware (the “DGCL”) and the federal securities laws of the United States of America as such laws apply to the Company and the Issuer), (2) any judicial or regulatory order or decree of any governmental authority or (3) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority. We also have assumed that the Indenture and the Notes are the valid and legally binding obligation of the Trustee. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, the Issuer and others. We have further assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, facsimile, conformed, electronic or photostatic copies, and the authenticity of the originals of such copies.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the DGCL and the federal securities laws of the United States of America, in each case as in effect on the date hereof. We have also relied upon and assumed for correctness the opinion letter dated the date hereof of NautaDutilh Avocats Luxembourg S.à r.l., Luxembourg counsel to the Company and the Issuer, as to all matters of Luxembourg law.

Based upon the foregoing, and subject to the qualifications set forth in this letter, we advise you that, in our opinion:

1.            The Notes, when duly executed, authenticated, issued, delivered and paid for in accordance with the terms of the Indenture and the Underwriting Agreement, will be valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2.            The Guarantees, when duly executed, and when the Notes have been executed, authenticated, delivered and paid for in accordance with the terms of the Indenture and the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (b) general equitable principles (whether considered in a proceeding in equity or at law); (c) an implied covenant of good faith and fair dealing; (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States; and (f) generally applicable laws that (1) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (2) limit the availability of a remedy under certain circumstances where another remedy has been elected, (3) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (4) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange, (5) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration, or (6) limit the waiver of rights under usury laws. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes and the Indenture. We express no opinion as to the ability of another court, federal or state, to accept jurisdiction and/or venue in the event the chosen court is unavailable for any reason, including, without limitation, natural disaster, act of God, human health or safety reasons (including a pandemic) or otherwise.

This letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the filing of a copy of this letter as an exhibit to the Company’s Current Report on Form 8-K, filed on November 12, 2021, and to the use of our name in the Final Prospectus forming a part of the Registration Statement under the caption “Validity of the Notes.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz